LETTER AGREEMENT

Russell Investment Management Company

1301 Second Avenue, 18th Floor

Seattle, WA 98101

Re:	Advisory Agreement

This Letter Agreement relates to the Advisory Agreement between Russell Investment Company (“RIC”) and Russell Investment Management Company (“RIMCo”) dated January 1, 1999 (the “Agreement”). RIC advises you that it is creating a new fund to be named the Russell Multi-Strategy Alternative Fund (the “New Fund”). RIC desires RIMCo to provide advisory services to the New Fund pursuant to the terms and conditions of the Agreement. Section 6A of the Agreement is hereby amended to include the New Fund, with an annual advisory fee of 1.50% of average daily net assets, payable as set forth in that Section.

Please indicate your acceptance of the amendment to the Agreement by executing this Letter Agreement and returning it to the undersigned.

Sincerely,

RUSSELL INVESTMENT COMPANY

By:
Mark E. Swanson, Treasurer

Accepted this day of , 2012.

RUSSELL INVESTMENT MANAGEMENT COMPANY

By:
Peter Gunning, President

Frank Russell Company agrees to provide research and other resources without charge to RIC upon the request of the Board of Trustees or Officers of the Trust, or upon the request of RIMCo pursuant to Section 2(c).

FRANK RUSSELL COMPANY

By:
Leonard P. Brennan
President and Chief Executive Officer